NEWS
Contact: Jonathan Burgin CFO (972) 3-645-5004 jonathanb@radcom.com

FOR IMMEDIATE RELEASE

RADCOM ANNOUNCES SECOND QUARTER 2006 RESULTS
-- 11th Straight Quarter of YOY Revenue Growth --

TEL-AVIV, Israel—July 24, 2006-- RADCOM Ltd. (RADCOM) (NASDAQ and TASE: RDCM) today announced financial results for the second quarter and six months ended June 30, 2006.

Financial Results for the Second Quarter

Revenues for the second quarter of 2006 were $5.7 million, an increase of 18% compared with $4.8 million for the second quarter of 2005, representing the Company’s 11th straight quarter of year-over-year revenue growth, and an increase of 12% compared with the $5.1 million recorded in the first quarter of 2006. Gross margin for the second quarter of 2006 increased to 70% compared with 68% for the parallel period of 2005 as well as for the first quarter of 2006.

On the basis of U.S. generally accepted accounted principles (GAAP), the Company recorded net income for the second quarter of 2006 of $208,000, or $0.01 per ordinary share (basic and diluted). Net income for the quarter included a non-cash share-based compensation expense of $105,000 taken in respect of the Company’s mandatory adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that companies recognize the fair value of share-based incentives as compensation.

The Company is also presenting its results on a non-GAAP basis excluding share-based compensation to provide investors and management with insight into RADCOM’s underlying operating results. On such non-GAAP basis, RADCOM’s net income for the second quarter of 2006 was $313,000, or $0.02 per share, an increase of 204% compared with $103,000, or $0.01 per ordinary share (basic and diluted), for the second quarter of 2005, which did not include share-based compensation.

Financial Results for the First Half

Revenues for the first six months of 2006 rose by 9% to $10.8 million compared to $9.9 million for the first half of 2005. Gross margin for the first half of 2006 was 69%, a slight rise compared to 68% for the parallel period of 2005.

On the basis of U.S. generally accepted accounted principles (GAAP), the Company recorded net income of $89,000, or $0.01 per ordinary share (basic and diluted) for the first half of 2006. Net income for the six-month period included non-cash share-based compensation expense of $233,000 taken in respect of SFAS 123R, as explained above.

The Company has also presented its results on a non-GAAP basis excluding share-based compensation to provide investors and management with insight into RADCOM’s underlying operating results. On such non-GAAP basis, RADCOM’s net income for the first six months of 2006 was $322,000, or $0.02 per share. Net income for the first six months of 2005, which did not include share-based compensation, was $237,000, or $0.02 per share.

Comments of Management

Commenting on the news, Mr. Arnon Toussia-Cohen, President and CEO, said, “The second quarter was another period of revenue growth, profitability and strategic progress for RADCOM. Our revenues fell marginally short of our original projections due to accounting policies relating to a multiple element agreement that prevented the recognition of revenues associated with an order shipped during the second quarter. Nevertheless, we were able to post our eleventh straight quarter of year-over-year revenue growth and a 12% sequential increase in sales, achieving another solidly profitable quarter for RADCOM.”

Mr. Toussia-Cohen continued, “We are very pleased by the overall development of our business in line with our plan for building the company to the next level. The rising pace of global 3G deployments continues to drive demand for our 3G service monitoring solutions, as demonstrated by the follow-on orders that we continue to receive from cellular operators in North America, Europe and Australia. In addition, we are seeing a rise in Omni-Q demand from wireline operators as they ramp up their VoIP and other converged network deployments.”

Mr. Toussia-Cohen concluded, “Taken as a whole, we are optimistic regarding the future and believe that market trends are working in our favor. We are on track for achieving a stronger second half of the year and continue working to build the Company to the next level.”

Guidance

The following statement is forward-looking in nature, and actual results may differ materially. See below under “Risks Regarding Forward Looking Statements”.

Given the reliance of the Company’s performance for any specific quarter on the timing of a relatively small number of relatively large orders, the Company’s quarterly results of operations are subject to fluctuations. Nonetheless, management projects that the Company’s revenues for the third quarter of 2006 will range between $6.7 million and $7.1 million, and that its revenues for the second half of the year will be significantly improved compared with those of the first half of the year.

Conference Call Information

RADCOM’s management will hold an interactive conference call today, July 24th, at 9:00 AM EDT (16:00 Israel Time) to discuss the results and to answer investor questions. To participate, please call 1-877-209-0397 from the U.S., or +1-612-332-0819 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 10:45 AM Eastern Time on July 24th until midnight July 31st. To access the replay, please call 1-800-475-6701 from the U.S., or  +1-320-365-3844 from international locations, and use the access code 836284. The conference call can also be accessed online at www.radcom.com.

###

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. These non-GAAP financial measures are provided to enhance the user's overall understanding of our financial performance. By excluding non-cash equity based compensation that has been expensed in accordance with SFAS 123R, our non-GAAP results provide information to both management and investors that is useful in assessing RADCOM’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles.

RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. RADCOM’s shares are listed on both the Nasdaq Global Market and the Tel Aviv Stock Exchange under the symbol RDCM. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

RADCOM Ltd.
Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006[a]	2005	2006[b]	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$5,701	$4,837	$10,781	$9,854
Cost of sales	1,704	1,571	3,319	3,192
Gross profit	3,997	3,266	7,462	6,662
Research and development, gross	1,620	1,416	3,183	2,831
Less - royalty-bearing participation	554	489	1,004	884
Research and development, net	1,066	927	2,179	1,947
Sales and marketing	2,374	1,870	4,473	3,736
General and administrative	475	422	945	833
Total operating expenses	3,915	3,219	7,597	6,516
Operating income (loss)	82	47	(135)	146
Financing income, net	126	56	224	91
Net income	208	103	89	237
Basic net earnings per ordinary share	$0.01	$0.01	$0.01	$0.02
Diluted net earnings per ordinary share	$0.01	$0.01	$0.01	$0.02
Weighted average number of ordinary shares used in computing basic net earnings per ordinary share	16,074,528	14,792,288	15,661,349	14,540,644
Weighted average number of ordinary shares used in computing diluted net earnings per ordinary share	16,591,986	16,069,930	16,748,398	16,152,875

Note a: The Company’s results for the second quarter of 2006 according to U.S. GAAP include non-cash share-based compensation expense of $105,000 allocated as follows: $3,000 to cost of sales, $25,000 to research and development, $48,000 to sales and marketing and $29,000 to general and administrative.

Note b: The Company’s results for the six months of 2006 according to U.S. GAAP include non-cash share-based compensation expense of $233,000 allocated as follows: $6,000 to cost of sales, $52,000 to research and development, $91,000 to sales and marketing and $84,000 to general and administrative.

RADCOM Ltd. Consolidated Balance Sheets (1000's of U.S. dollars)

	As of	As of
	June 30, 2006	December 31, 2005
	(unaudited)	(unaudited)
Current Assets
Cash and cash equivalents	11,682	10,520
Trade receivables, net	8,437	7,856
Inventories	2,364	1,938
Other current assets	951	380
Total Current Assets	23,434	20,694

Assets held for severance benefits	2,075	1,863

Property and equipment, net	1,400	1,233

Total Assets	26,909	23,790

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	2,262	2,148
Current deferred revenue	1,735	1,545
Other payables and accrued expenses	4,010	4,014
Total Current Liabilities	8,007	7,707

Long-Term Liabilities
Long-term deferred revenue	1,229	1,161
Liability for employees’ severance pay benefits	2,727	2,437
Total Long-Term Liabilities	3,956	3,598

Total Liabilities	11,963	11,305

Shareholders' Equity
Share capital	118	107
Additional paid-in capital	46,974	44,613
Accumulated deficit	(32,146)	(32,235)
Total Shareholders' Equity	14,946	12,485

Total Liabilities and Shareholders' Equity	26,909	23,790